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                                                                EXHIBIT 11



                            CHATTEM, INC. AND SUBSIDIARIES
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          FOR THE THREE MONTHS ENDED FEBRUARY 28, 1997 AND FEBRUARY 29, 1996
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 FOR THE THREE MONTHS ENDED
                                                 FEBRUARY 28,   FEBRUARY 29,
                                                     1997           1996
                                                  ---------      ---------

NET INCOME (LOSS) ............................     $   136        $   (38)
                                                  ---------      ---------

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING:
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.................................       8,603          7,292
SHARES ISSUED UPON ASSUMED EXERCISE OF
  OUTSTANDING STOCK OPTIONS AND STOCK
  WARRANTS....................................         204             --
                                                  ---------      ---------
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING...............       8,807          7,292
                                                  ---------      ---------
                                                  ---------      ---------

NET INCOME (LOSS) PER COMMON SHARE ...........     $   .02        $  (.01)
                                                  ---------      ---------
                                                  ---------      ---------